UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2011

SANSWIRE CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-235332	88-0292161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, FL 32815
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (321) 452-3545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03        CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On March 2, 2011, Sanswire Corp. (the “Company”) entered into a 12% Secured Promissory Note Due March 2, 2012 (the “Note”) with a principal amount of $200,000 (the “Principal”).  The Principal and interest thereon at an interest rate of 12% is due on March 2, 2012 and the Company’s obligations under the Note are secured by a security interest in substantially all of the assets of the Company pursuant to a Security Agreement dated as of March 2, 2011 (the “Security Agreement”).  The entire unpaid Principal amount of the Note together with interest thereon may become due and payable in full if the Principal and interest thereon is not paid in full when due or on certain bankruptcy-related events.

ITEM 5.03        AMENDMENTS TO ARTICLES OF INCORPORATION OR BY-LAWS; CHANGE IN FISCAL YEAR.

On March 2, 2011 and effective immediately, the Board of Directors of the Company approved Amended and Restated By-Laws of the Company. The most significant changes to the Amended and Restated By-Laws were made to update the By-Laws for new rules and technologies as well as to implement certain public company protective provisions, including the addition of a staggered  Board of Directors with three classes and to require removal of a director only for cause with a 75% shareholder vote.

A copy of the Amended and Restated By-Laws of the Company is filed herewith as Exhibit 3.1 and copies of the Note and the Security Agreement are filed herewith as Exhibit 10.1 and 10.2, respectively.

The foregoing information is a summary of each of the documents and agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those documents and agreements, each of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review those documents and agreements for a complete understanding of the terms and conditions associated with this transaction.

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description

3.1	Amended and Restated By-Laws of Sanswire Corp.

10.1	12% Secured Promissory Note Due March 2, 2012 of the Company.

10.2	Security Agreement dated March 2, 2011 of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sanswire Corp. (Registrant)

Date: March 7, 2011	/s/ Glenn D. Estrella
By: Glenn D. Estrella
Title: President and Chief Executive Officer